Exhibit 23.1

The Board of Directors

Liberty Global, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-128945, 333-128553, 333-125927, 333-125930, 333-125941, 333-125943, 333-125946, 333-125962, 333-128034, 333-128035, 333-128036, 333-128037, 333-128038, 333-140111 and 333-152753) on Form S-3 and Form S-8 of Liberty Global, Inc. of our report dated February 24, 2010, with respect to the consolidated balance sheets of Liberty Global, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive earnings (loss), equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedules I and II, and our report dated February 24, 2010 on the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Liberty Global, Inc. The financial statements of Telenet Group Holding NV, a majority-owned subsidiary, for the year ended December 31, 2007, were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Telenet Group Holding NV, is based solely on the report of the other auditors.

Our report refers to a change in the methods of accounting for business combinations, noncontrolling interests, certain investments, income tax uncertainties and an insurance arrangement as well as a change in presentation of reportable segments.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2009 contains an explanatory paragraph that states that the aggregate amount of total assets and revenue of entities excluded from management’s assessment of the effectiveness of Liberty Global, Inc.’s internal control over financial reporting as of December 31, 2009 are $251.3 million and $60.7 million, respectively. Our audit of internal control over financial reporting of Liberty Global, Inc. also excluded an evaluation of the internal control over financial reporting of these entities.

KPMG LLP

Denver, Colorado

February 24, 2010